Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-168040) on Form N-1A of EntrepreneurShares Global Fund, Entrepreneur U.S. All Cap Fund and Entrepreneur U.S. Large Cap Fund, each a separate series of EntrepreneurShares Series Trust, of our reports dated August 29, 2016, relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2016 Annual Report to Shareholders which are also incorporated by reference into this Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm", and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
October 28, 2016